EXHIBIT 10.5.1
FIRST AMENDMENT TO EMPLOYMENT, CONFIDENTIALITY AND
NONCOMPETE AGREEMENT
     This First Amendment (the “Amendment”) to the Employment, Confidentiality and Non-compete Agreement dated the 13th day of April, 2004 (the “Agreement”) is made effective as of February 24, 2006, between BUILD-A-BEAR WORKSHOP, INC. (“Company”) and BARRY ERDOS (“Employee” or “Mr. Erdos”).
Recital
     Company and Employee previously entered into the Agreement whereby Company hired Employee to provide various services to Company under the title of President and Chief Operating Officer Bear. Company and Employee now mutually desire to amend the Agreement pursuant to the terms of this Amendment.
     NOW, THEREFORE, in consideration of the premises and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.	Section 3(b) of the Agreement is hereby amended as follows:
Bonus. Should Company exceed its sales, profits, and other objectives for any fiscal year, Employee shall be eligible to receive a bonus for such fiscal year in the amount as determined by the Compensation Committee of the Board of Directors, provided however the potential bonus opportunity for Employee in any given fiscal year will be set by the Compensation Committee such that, if the Company exceeds its objectives, the Company will pay Employee an amount no less than sixty percent (60%) of the Employee’s base salary for such fiscal year. Any bonus payable to Employee will be payable in cash, stock or stock options, or any combination thereof, and unless a different payout schedule is applicable for all executive employees of the Company, any such bonus payments will be payable in a single, lump sum payment. In the event of termination of this Agreement because of Employee’s death or disability (as defined by Section 4.1(b)), termination by the Company without cause pursuant to Section 4.1(c), or pursuant to Employee’s right to terminate this Agreement for Good Reason under Section 4.1(d), the bonus criteria shall not change and any bonus shall be pro-rated based on the number of full calendar weeks during the applicable fiscal year which Employee was employed hereunder.
Such bonus, if any, shall be payable after Company’s accountants have finally determined the sales and profits and have issued their audit report with respect thereto for the applicable fiscal year, which determination shall be binding on the parties. Any such bonus shall be paid within seventy-five (75) days after the end of each calendar year or thirty (30) days after the issuance of the auditor’s report, whichever is later, regardless of Employee’s employment status at the time payment is due. If timely payment is not made, the Company

EXHIBIT 10.5.1
shall indemnify the Employee against any additional tax liability that the Employee may incur proximately as a result of the payment being made after the seventy-five day period.
2.	Section 3(g) of the Agreement is hereby amended as follows:
Other. Employee shall be eligible for such other perquisites as may from time to time be awarded to Employee by Company payable at such times and in such amounts as Company, in its sole discretion, may determine. All such compensation shall be subject to customary withholding taxes and other employment taxes as required with respect thereto. Employee shall also qualify for all rights and benefits for which Employee may be eligible under any benefit plans including group life, medical, health, dental and/or disability insurance or other benefits (“Welfare Benefits”) which are provided for employees generally at his then current location of employment. Employee may, in his sole discretion, decline any perquisite, proposed annual salary increase, or bonus payment, provided such decision is communicated to the Company in writing.
3.	Section 4.1(b) of the Agreement is hereby amended as follows:
(b) By the Company, upon thirty (30) day’s prior written notice to Employee in the event Employee, by reason of permanent physical or mental disability (which shall be determined by a physician selected by Company or its insurers and acceptable to Employee or Employee’s legal representative (such agreement as to acceptability not to be withheld unreasonably)), shall be unable to perform the essential functions of his position, with or without reasonable accommodation, for six (6) consecutive months; provided, however, Employee shall not be terminated due to permanent physical or mental disability unless or until said disability also entitles Employee to benefits under such disability insurance policy as is provided to Employee by Company.
4.	Section 4.1(c) of the Agreement is hereby amended as follows:
(c) By the Company with or without Cause. For the purposes of this Agreement, “Cause” shall mean: (i) Employee’s engagement in any conduct which, in Company’s reasonable determination, constitutes gross misconduct, or is illegal, unethical or improper provided such conduct brings detrimental notoriety or material harm to Company; (ii) gross negligence or willful misconduct; (iii) conviction of fraud or theft; (v) a material breach of a material provision of this Agreement by Employee, or (v) failure of Employee to follow a written directive of the Chief Executive Bear or the Board of Directors within thirty (30) days after receiving such notice, provided that such directive is reasonable in scope or is otherwise within the Chief Executive Bear’s or the Board’s reasonable business judgment, and is reasonably within Employee’s control; provided Employee does not cure said conduct or breach

EXHIBIT 10.5.1
(to the extent curable) within 30 days after the Chief Executive Bear or the Board of Directors provides Employee with written notice of said conduct or breach. In the event of termination for cause, the Employee will afforded an opportunity prior to the actual date of termination to discuss the matter with the Company.
5.	Section 4.2(b) of the Agreement is hereby amended as follows:
(b) Severance. In the event (i) the Company terminates Employee’s employment during the Employment Period without cause pursuant to Section 4.1 (c) or (ii) the Employee terminates his employment for Good Reason pursuant to Section 4.1(d), the Company shall continue his base salary for a period of twelve (12) months from termination (unless such termination occurs within the first twelve (12) months following the date of this Agreement, in which event such base salary shall be continued for twenty-four (24) months), such payments to be reduced by the amount of any cash compensation from a subsequent employer during such period. The Company shall also continue Employee’s Welfare Benefits for such period to the extent permitted by the Company’s Welfare Benefit Plans. Employee shall accept these payments in full discharge of all obligations of any kind which Company has to him except obligations, if any, (i) for post-employment benefits expressly provided under this Agreement and/or at law, (ii) to repurchase any capital stock of Company owned by Employee; or (iii) for indemnification under separate agreement by virtue of Employee’s status as a director/officer of the Company. Employee shall also be eligible to receive a bonus with respect to the year of termination as provided in Section 3(b).
6.	A new Section 20 is hereby inserted into the Agreement as follows:
Board Seat. Employee is currently a Class III member of the Company’s Board of Directors. Management of the Company will propose to the Nominating and Corporate Governance Committee (or other successor committee) that Employee be nominated by the Board of Directors for re-election to the Board, and Employee agrees to continue to serve so long as Employee is re-elected by the shareholders, provided however should Employee’s employment terminate at any time for any reason (or no reason), Employee will voluntarily and promptly resign from the Board of Directors, unless the Company requests that the Employee remain on the Board through the end of his current term, and for any such terms that the shareholders may elect Employee following such termination. Employee’s execution of this Amendment shall be deemed to serve as his written resignation as a Director should his employment terminate for any other reason, unless the Company has requested in writing that Employee continue as a Director.
7.	Except to the extent expressly provided herein, the Agreement remains in full force and effect, in accordance with its terms.

EXHIBIT 10.5.1
IN WITNESS WHEREOF, the parties have executed this First Amendment effective as of the date indicated above.

BARRY ERDOS		BUILD-A-BEAR WORKSHOP, INC.

By:	/s/ Barry Erdos	By:	/s/ Maxine Clark

	Barry Erdos		Maxine Clark
Chief Executive Bear